MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

THE SELLERS IDENTIFIED HEREIN

and

HIGHTIMES HOLDING CORP.

dated as of

April 8, 2022

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "**Agreement**"), dated as of April 6, 2022, is entered into between Courtney Zalewski, an individual resident of the State of California, as Manager of the Company (the "**Manager**"), each of the individual sellers identified on the signature pages hereto (each, a "**Signing Seller**" and, collectively, the "**Signing Sellers**"), and Hightimes Holding Corp., a Delaware corporation ("**Buyer**").

RECITALS

WHEREAS, the Signing Sellers collectively own a majority-in-interest of the issued and outstanding membership interests (the "**Membership Interests**") in The Mezz La Brea, LLC, a California limited liability company (the "**Company**"); and

WHEREAS, the Signing Sellers wish to sell to Buyer and to cause each other Seller to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"**Acquisition Proposal**" has the meaning set forth in Section 5.03(a).

"**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Agreement**" has the meaning set forth in the preamble.

"**Ancillary Documents**" means the Convertible Note, the Assignments, and the Consulting Agreement.

"**Assignments**" has the meaning set forth in Section 2.03(b)(i).

"**Balance Sheet**" has the meaning set forth in Section 3.06.

"**Balance Sheet Date**" has the meaning set forth in Section 3.06.

"**Basket**" has the meaning set forth in Section 8.04(a).

"**Buyer Common Stock**" means Class A Common Stock, par value $0.0001 per share, of Buyer.

"**Business Day**" means any day except Saturday, Sunday, or any other day on which commercial banks located in Los Angeles, California, are authorized or required by Law to be closed for business.

"**Buyer**" has the meaning set forth in the preamble.

"**Buyer Indemnitees**" has the meaning set forth in Section 8.02.

"**Buyer Securities**" has the meaning set forth in Section 3.20(a).

"**Cap**" has the meaning set forth in Section 8.04(a).

"**Closing**" has the meaning set forth in Section 2.04.

"**Closing Date**" has the meaning set forth in Section 2.04.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Company**" has the meaning set forth in the recitals.

"**Company Intellectual Property**" means all Intellectual Property that is owned by the Company.

"**Company IP Registrations**" means all Company Intellectual Property that is subject to any issuance, registration, or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"**Consulting Agreement**" means the Consulting Agreement, by and between the Company and the Manager, substantially in the form attached hereto as Exhibit A.

"**Contracts**" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

"**Convertible Notes**" means the Convertible Promissory Notes issued by Buyer in favor of certain of the Sellers, substantially in the form attached hereto as Exhibit B, with principal amounts in the aggregate equal to the Debt Consideration.

"**Debt Consideration**" has the meaning set forth in Section 2.02(a).

"**Direct Claim**" has the meaning set forth in Section 8.05(c).

"**Disclosure Schedules**" means the Disclosure Schedules delivered by the Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"**Dollars**" or "**$**" means the lawful currency of the United States.

"**Encumbrance**" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"**Entity Seller**" means a Seller that is a corporation, limited liability company, partnership, trust, or other legal entity other than a natural person.

"**Environmental Claim**" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"**Environmental Law**" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"**Environmental Notice**" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

"**Equity Consideration**" has the meaning set forth in Section 2.02(b).

"**Equity Recipient**" has the meaning set forth in Section 2.03(a)(ii).

"**Financial Statements**" has the meaning set forth in Section 3.06.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time.

"**Governmental Approval Contingency**" has the meaning set forth in Section 5.08(a).

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

"**Hazardous Materials**" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials, or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"**Indebtedness**" means, without duplication and with respect to the Company and its Subsidiaries, all (a) indebtedness for borrowed money; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (c) capital lease obligations; (d) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (e) guarantees made by the Company or any Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (d); and (f) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (e).

"**Indemnified Party**" has the meaning set forth in Section 8.05.

"**Indemnifying Party**" has the meaning set forth in Section 8.05.

"**Indemnity Claim Determination**" has the meaning set forth in Section 8.06(a).

"**Intellectual Property**" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("**Patents**"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("**Trademarks**"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("**Copyrights**"); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (f) all other intellectual or industrial property and proprietary rights.

"**Knowledge of Sellers**" or "**Sellers' Knowledge**" or any other similar knowledge qualification, means the actual or constructive knowledge of each of the Sellers or the Company, after due inquiry.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

"**Liabilities**" has the meaning set forth in Section 3.07.

"**Lock-Up Agreement**" means the Lock-Up Agreement, to be entered by and between Buyer and each of the Sellers, in the form attached hereto as Exhibit C.

"**Losses**" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; *provided, however*, that "**Losses**" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

"**Material Adverse Effect**" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or any of the Subsidiaries, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

"**Manager**" has the meaning set forth in the preamble.

"**Material Contracts**" has the meaning set forth in Section 3.09.

"**Membership Interests**" has the meaning set forth in the recitals.

"**Note Recipients**" means the Sellers set forth on Section 2.03(a)(i) of the Disclosure Schedules.

"**Organizational Documents**" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

"**Permits**" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

"**Permitted Encumbrances**" has the meaning set forth in Section 3.10(a).

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

"**Post-Closing Tax Period**" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"**Pro Rata Basis**" has the meaning set forth in Section 2.03(a)(ii).

"**Purchase Price**" has the meaning set forth in Section 2.02.

"**Real Property**" means the real property owned, leased, or subleased by the Company, together with all buildings, structures and facilities located thereon.

"**Release**" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility, or fixture).

"**Representative**" means, with respect to any Person, any and all directors or managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

"**Restricted Period**" has the meaning set forth in Section 5.07(a).

"**SEC**" has the meaning set forth in Section 3.20(a).

"**Securities Act**" has the meaning set forth in Section 3.20(a).

"**Seller**" or "**Sellers**" means the Signing Sellers, together with each other Person owning a membership interest in the Company not a signatory hereto, and collectively owning legal and beneficial title to 100% of the issued and outstanding membership interests in the Company.

"**Seller Indemnitees**" has the meaning set forth in Section 8.03.

"**Signing Seller**" or "**Signing Sellers**" has the meaning set forth in the preamble.

"**Subsidiary**" or "**Subsidiaries**" means each of (a) Flore Flora, LLC, a California limited liability company, (b) La Brea Food and Beverage LLC, a California limited liability company, and (c) La Brea Kitchen LLC, a California limited liability company.

"**Subsidiary Interests**" has the meaning set forth in Section 3.03(b).

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return**" means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Territory**" means the State of California.

"**Third Party Claim**" has the meaning set forth in Section 8.05(a).

Article II.
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of the Sellers' right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be $6,000,000 (the "**Purchase Price**"), payable on the Closing Date as follows:

(a) $1,500,000 paid by deliver at the Closing of one or more convertible promissory notes in the form of the Convertible Note (the "**Debt Consideration**") in the amounts and to the Sellers set forth on Section 2.03(a)(i) of the Disclosure Schedules, which shall be payable following the Closing Date pursuant to the terms set forth in the Convertible Notes; and

(b) $4,500,000 in the form of Buyer Common Stock (the "**Equity Consideration**").

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to the Sellers:

(i) Convertible Notes, duly executed by an authorized representative of the Buyer, in favor of the Note Recipients in the principal amounts set forth opposite such Note Recipients' names on Section 2.03(a)(i) of the Disclosure Schedules;

(ii) the Equity Consideration, to be paid to each Seller identified on Section 2.03(a)(ii) of the Disclosure Schedules (the "**Equity Recipients**") on a pro rata basis ("**Pro Rata Basis**"), according to the relative percentages set forth in Section 2.03(a)(ii) of the Disclosure Schedules, which Equity Consideration shall be issued to the Equity Recipients in book entry form by the Company's transfer agent and not as certificated shares.

(iii) the Consulting Agreement, duly executed by an authorized representative of the Buyer;

(iv) the Lock-Up Agreements, each duly countersigned by an authorized representative of the Buyer;

(v) the Assignments, each duly countersigned by an authorized representative of the Buyer; and

(vi) all other agreements, documents, instruments, or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, the Manager, or the Sellers, as applicable, shall cause to be delivered to Buyer:

(i) assignments of the Membership Interests to Buyer in the form of Exhibit D hereto (collectively, the "**Assignments**"), each duly executed by the applicable Seller;

(ii) the Convertible Note, duly countersigned by each of the Note Recipients;

(iii) a Lock-Up Agreement with each Equity Recipient, each duly executed by the applicable Equity Recipient;

(iv) one or more Payoff Letters confirming the extinguishment of all Indebtedness of the Company outstanding immediately prior the Closing, other than the trade accounts payable set forth on Section 2.03(b)(iv) of the Disclosure Schedules, which will remain outstanding obligations of the Company from and after the Closing;

(v) the Consulting Agreement, duly countersigned by the Manager; and

(vi) all other agreements, documents, instruments, or certificates required to be delivered by the Manager or the Sellers at or prior to the Closing pursuant to Section 7.01(b) of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the "**Closing**") to be conducted remotely by exchange of documents and signatures (or their electronic counterparts), no later than ten (10) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Manager and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "**Closing Date**").

Section 2.05 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall reduce the number of shares of Equity Consideration to be delivered and shall be treated as delivered to Sellers hereunder.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each

of the Sellers, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of the Sellers. Each of the Entity Sellers are duly organized, validly existing and in good standing under the Laws of the state of organization of each such Entity Seller. Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which each such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of each of the Sellers enforceable against each such Seller in accordance with its terms. When each Ancillary Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company and the Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The Company is not licensed or qualified to do business in any other jurisdiction other than the State of California, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing.

(b) Each of the Subsidiaries are limited liability companies duly organized, validly existing and in good standing under the Laws of the state of organization set forth under each such Subsidiary's name on Section 3.02(b) of the Disclosure Schedules, and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. No Subsidiary is licensed or qualified to do business in any other jurisdiction other than the State of California, and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03 Capitalization.

(a) Each Seller is a record owner of and has good and valid title to Pro Rata Share of the Membership Interests identified opposite each such Seller's name on Section 3.03(a) of the Disclosure Schedules, free and clear of all Encumbrances. The Membership Interests

constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Company is the sole record owner of and has good and valid title to 100% of the issued and outstanding membership interests in each of the Subsidiaries, free and clear of all Encumbrances (collectively, the "**Subsidiary Interests**"). Such membership interests constitute 100% of the total issued and outstanding membership interests in each of the Subsidiaries. Such membership interests in each of the Subsidiaries have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, the Company shall continue to own 100% of the membership interests in each of the Subsidiaries, free and clear of all Encumbrances.

(c) The Membership Interests and each of the Subsidiary Interests were issued in compliance with applicable Laws. The Membership Interests and the Subsidiary Interests were not issued in violation of the Organizational Documents of the Company or the applicable Subsidiary, or any other agreement, arrangement, or commitment to which any Seller, the Company, or any Subsidiary is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(d) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to any membership interests in the Company or any Subsidiary, or obligating any Seller, the Company, or any Subsidiary to issue or sell any membership interests (including the Membership Interests or any Subsidiary Interests), or any other interest, in the Company or any Subsidiary. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests or any Subsidiary Interests.

Section 3.04 No Conflicts; Consents. The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller, the Company or any Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Company or any Subsidiary; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller, the Company, or any Subsidiary is a party or by which any Seller, the Company, or any Subsidiary is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or any Subsidiary; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any Subsidiary. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller, the Company, or any Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation

of the transactions contemplated hereby and thereby, except for such filings as may be set forth on Section 3.04 of the Disclosure Schedules.

Section 3.05 Financial Statements. Complete copies of the Company's unaudited consolidated balance sheet and the related statements of income and retained earnings, members' equity, and cash flow as of and for the each of the fiscal years ended December 31, 2019, 2020, and 2021 (the "**Financial Statements**") are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company and the Subsidiaries, on a consolidated basis, as of the respective dates they were prepared and the results of the operations of the Company and the Subsidiaries for the periods indicated. The balance sheet of the Company as of December 31, 2021, is referred to herein as the "**Balance Sheet**" and the date thereof as the "**Balance Sheet Date**".

Section 3.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise ("**Liabilities**"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.07 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any of the Subsidiaries, any:

(a) event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company or any Subsidiary;

(c) split, combination or reclassification of any membership interests in the Company or any Subsidiary;

(d) issuance, sale, or other disposition of, or creation of any Encumbrance on, any membership interests in the Company or any Subsidiary, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any membership interests in the Company or any Subsidiary;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or any Subsidiary or redemption, purchase, or acquisition of any of the Company's or any Subsidiary's outstanding membership interests;

(f) material change in the Company's or any Subsidiary's cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g) entry into any Contract that would constitute a Material Contract;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j) material damage, destruction, or loss (whether or not covered by insurance) to its property;

(k) any capital investment in, or any loan to, any other Person;

(l) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(m) any material capital expenditures;

(n) imposition of any Encumbrance upon any of the Company's or any Subsidiary's properties or assets, tangible, or intangible;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) purchase, lease, or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(q) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;

(r) action by the Company to make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(s) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts. Prior to the date hereof, the Company has provided to Buyer complete and correct copies of all material Contracts to which the Company or any Subsidiary is a party (collectively "**Material Contracts**") each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company

without penalty or without more than 90 days' notice. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or any Subsidiary or, to Sellers' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 3.09 Title to Assets; Real Property.

(a) The Company and the Subsidiaries, as applicable, have good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "**Permitted Encumbrances**"):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers', workmen's, repairmen's, or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Company;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Seller's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.10 Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are being provided to Buyer AS IS, WHERE IS, with no additional warranties of merchantability for fitness for a particular purpose.

Section 3.11 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Registrations, if any.

(b) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company's exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a "work made for hire" under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.

(c) All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

Section 3.12 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

Section 3.13 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the

Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.14 Legal Proceedings; Governmental Orders. Except as set forth in Section 3.14 of the Disclosure Schedules, there are no Actions pending or, to the Sellers' Knowledge, threatened (a) against or by the Company or any Subsidiary affecting any of its or their properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company or any Subsidiary); or (b) against or by the Company, any Seller, any Subsidiary, or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company, any Subsidiary, or any of its or their properties or assets.

Section 3.15 Compliance With Laws; Permits. The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets. All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Copies of all current Permits issued to the Company and each of its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration, have been provided to Buyer prior to the date hereof. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any such Permit.

Section 3.16 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(d) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

Section 3.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 3.18 Equity Consideration.

(a) The Equity Consideration and all shares of Buyer Common Stock issuable upon conversion of the Convertible Note (collectively, the "**Buyer Securities**") are or shall be restricted securities and have not been registered for resale under the United States Securities

Act of 1933, as amended (the "**Securities Act**"), and may not be sold, transferred, hypothecated, or assigned by any of the Sellers in the absence of a registration statement covering such Buyer Securities that has been declared effective by the Securities and Exchange Commission ("**SEC**") or the availability of an applicable exemption therefrom.

(b) Each Seller is a knowledgeable, sophisticated, and experienced investor and has sufficient knowledge and experience in evaluating and making, and is qualified to evaluate and make, decisions with respect to private investments in and dispositions of securities, including investments in and dispositions of securities issued by Buyer and Persons engaged in similar activities, and is capable of evaluating the risks and merits associated with the Buyer Securities.

(c) Each Seller has had the opportunity to seek independent legal, investment, and tax advice in connection with such Seller's decision to acquire its share of the Buyer Securities.

(d) Each Seller is acquiring the Buyer Securities for investment purposes only and not with a view toward the immediate resale or distribution thereof. Each Seller acknowledges that, as a result of the substantial restrictions on the transferability of its share of Buyer Securities, such Seller will be required to bear the financial risks of an investment in such capital stock for an indefinite period of time.

(e) The Sellers have reviewed the reports filed with the SEC by Buyer and understands the risks of its investment in Buyer. Each Seller acknowledges and agrees that it has had sufficient time and opportunity to ask questions and receive answers from Buyer concerning the terms of the issuance of Buyer Securities pursuant to this Agreement and to obtain any additional information required by or pursuant to the Securities Act.

Section 3.19 Full Disclosure. No representation or warranty by the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery

by the Sellers), this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Operations. Buyer acknowledges that the Company and its Subsidiaries do not actively operate a consumption lounge and that the re-opening of such consumption lounge under a new name may require a substantial amount of capital beyond that currently owned by the Company and its Subsidiaries.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article V.
COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), business of the Company and its Subsidiaries will be carried on by Buyer pursuant to a Management Services Agreement substantially in the form attached hereto as Exhibit E.

Section 5.02 Access to Information. From the date hereof until the Closing, the Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real

Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers and the Company to cooperate with Buyer in its investigation of the Company.

Section 5.03 No Solicitation of Other Bids.

(a) The Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company or any Subsidiary) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated and shall cause their Affiliates (including the Company and any Subsidiary) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "**Acquisition Proposal**" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange, or other disposition of any significant portion of the Company's properties or assets.

(b) In addition to the other obligations under this Section 5.03, the Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or any Seller or its or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Sellers agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, the Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01(b) to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Sellers' Knowledge, threatened against, relating to, or involving or otherwise affecting aby Seller, the Company, or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company requested by Buyer at least five (5) Business Days prior to the Closing.

Section 5.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; *provided, however*, that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the "**Restricted Period**"), none of the Sellers shall, and they shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or any of its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; *provided,* that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company, any Subsidiary, or Buyer, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b) Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Governmental Approvals and Consents.

(a) Promptly following the date hereof, Buyer and each of the Sellers shall reasonably cooperate to cause the Company, as promptly as possible, make, or cause or be made, all filings and submissions required by Law for the approval of the transactions contemplated hereby from each of (A) the City of West Hollywood, and (B) the State of California Bureau of Cannabis Control office, which approval shall be documented in a written instrument reasonably acceptable to Buyer (the "**Governmental Approval Contingency**"). Each of the parties party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b) The Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall (i) retain the books and records (including personnel files) of the Company and each of the Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company or the applicable Subsidiary; and (ii) upon reasonable notice, afford the Representatives of the Sellers reasonable access (including the right to make, at the applicable Seller's expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer, the Company or any of the Subsidiaries after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, each of the Sellers shall (i) retain

the books and records of such Seller that relate to the Company or any of the Subsidiaries and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer, the Company or any of the Subsidiaries reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c) None of Buyer, on the one hand, nor any of the Sellers, on the other hand, shall be obligated to provide the other with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Note Tolling. The Parties acknowledge and agree that each of the Convertible Notes to be issued at the Closing are intended to bear a maturity date that is twenty-four (24) months following the date hereof and not following the Closing Date. Therefore, at the Closing, upon the delivery of the Convertible Notes duly executed by Hightimes, the maturity date of each Convertible Note shall be that date that is twenty-four (24) months following the date hereof.

Section 5.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.12 Drag Along Rights. The Company shall, and the Manager shall cause the Company to take any and all actions necessary to, exercise the drag-along rights granted to members of the Company pursuant to the operating agreement of the Company in order to cause members holding 100% of the issued and outstanding membership interests in the Company to deliver an Assignment at the Closing as required by this Agreement.

Section 5.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VI.
TAX MATTERS

Section 6.01 Allocation of Company Income and Loss. Buyer and the Sellers shall request that the Company allocate all items of Company income, gain, loss, deduction, or credit attributable to the Membership Interests for the taxable year of the Closing based on a closing of the Company's books as of the Closing Date.

Section 6.02 Tax Audit Procedures. Buyer and the Sellers shall request that the Company agree (a) to annually elect out of the BBA Procedures for tax years beginning on or after January 1, 2018, pursuant to Section 6221(b) of the Code; and (b) for any year in which applicable law and regulations do not permit the Company to elect out of the BBA procedures and in which it receives a notice of final partnership adjustment, to timely elect the alternative procedure under Section 6226 of the Code.

Article VII.
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining, or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Buyer shall have received a good standing certificate (or its equivalent) for the Company and each Subsidiary from the California Secretary of State or similar Governmental Authority and the Franchise Tax Board of the State of California.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, and Section 3.19, the representations and warranties of the Sellers contained in this Agreement, the Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, and Section 3.19 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each of the Sellers and Manager shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, any Seller, the Company, or any Subsidiary that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules, including the Governmental Approval Contingency, shall have been

received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Each of the Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g) Buyer shall have received a certificate, dated the Closing Date and signed by the Manager, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h) Buyer shall have received a certificate of the Manager of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the managers of the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) Buyer shall have received resignations of the managers and officers of the Company and each of the Subsidiaries pursuant to Section 5.05.

(j) Each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(k) Each Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers' waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section

4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Each of the Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the applicable Sellers.

(e) The Manager shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f) Buyer shall have delivered to Sellers such other documents or instruments as the Manager reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII.
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; *provided,* that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.19, Section 4.01, and Section 4.04 shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, each of the Sellers, severally but not jointly, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "**Buyer Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except

for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Indebtedness of the Company outstanding as of the Closing, other than the trade accounts payable set forth on Section 2.03(b)(iv) of the Disclosure Schedules, to the extent not paid by the Sellers prior to the Closing.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of the Sellers and their Affiliates and respective Representatives (collectively, the "**Seller Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $60,000 (the "**Basket**"), in which event the Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 8.02(a) shall not exceed $1,800,000 (the "**Cap**").

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.18, Section 3.19, Section 4.01, and Section 4.04.

(d) For purposes of this Article VIII any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "**Indemnified Party,**" and the party against whom such claims are asserted under this Article VIII is referred to as the "**Indemnifying Party**."

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "**Third Party Claim**") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense, unless the Indemnifying Party is a Seller, and such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, *provided,* that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket

expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "**Direct Claim**") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments.

(a) Upon settlement or adjudication of any claim for indemnification brought by any Buyer Indemnitee against the Sellers pursuant to this Article VIII (an "**Indemnity Claim**

Determination"), such Losses shall be satisfied (i) first, through a cancellation of such number of shares of Buyer Common Stock held by the Sellers equal to the quotient obtained by dividing (A) the aggregate amount of Losses, by (B) the relevant share price, which, if Buyer Common Stock is not then listed on a national stock exchange, shall be the last price at which Buyer sold shares of Buyer Common Stock were sold to third parties in a financing transaction or, if Buyer Common Stock is then listed on a national stock exchange, the average closing price for the twenty trading days immediately preceding the effective date of the Indemnity Claim Determination, and (ii) thereafter, in cash by wire transfer of immediately available funds. Such Losses shall be recovered from each of the Sellers based on each Sellers Pro Rata Share, except in the event that not all Sellers are found liable in connection with such Indemnity Claim Determination, in which case such Losses shall be paid only by those Sellers found liable in connection therewith on a Pro Rata Basis. Such cancellation of Buyer Common Stock shall be effective immediately following the applicable Indemnity Claim Determination without any action required on the part of any Seller. For purposes of this Section 8.06(a), each Seller hereby irrevocably constitutes and appoints Buyer, with full power of substitution and re-substitution, as its/his/her true and lawful attorney to transfer Shares subject to this Section 8.06(a) on the books and records of Buyer.

(b) Upon an Indemnity Claim Determination against any Buyer Indemnitee, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such Indemnity Claim Determination by wire transfer of immediately available funds.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against any other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal, or intentional misconduct.

Article IX.
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers, on the one hand, and Buyer, on the other hand;

(b) by Buyer by written notice to the Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by such Seller(s) within ten (10) days of the applicable Sellers' receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2023, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Sellers, collectively, by written notice to Buyer if:

(i) none of the Sellers are then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from the Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2023, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or the Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in this Article IX, Section 5.06, and Article

X hereof; and that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X.
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	At the address set forth under such Seller's name on the Signature Pages appended hereto
If to Buyer:	Hightimes Holding Corp. 2110 Narcissus Ct. Venice, CA 90291 Phone: +1 (844) 933-3287 Email: paul@hightimes.com Attention: Chief Executive Officer
with a copy to (which shall not constitute notice):	K. Henderson Law PLLC 117 Sand Point Court Coppell, TX 75019 Phone: +1 (972) 845-8850 Email: kevin@khendersonlaw.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any

presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed; *provided, however*, that prior to the Closing Date, Buyer may, without the prior written consent of the Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express, or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Purchase Agreement shall be governed by, and construed in accordance with, the laws and regulations of the State of California without regard to any law or principle that otherwise would cause the application of any law(s) of any other state or jurisdiction. Any dispute among the parties which cannot be settled by mutual agreement shall be subject to final and binding arbitration before a retired judge in accordance with the JAMS dispute resolution system located in Los Angeles, California. The losing party in any such arbitration shall bear 100% of the costs of such arbitration. The decision of the arbitrator shall be final and binding on the parties hereto and may be enforced by the prevailing party in any court of competent subject matter jurisdiction located in Los Angeles County, State of California. Each party consents to the venue, and the personal jurisdiction over such Party, of such court located in Los Angeles County, State of California, in (or with respect to) any such action, suit, claim, or cause of action. Further, each party waives any and all arguments, motions, and other objections that any court located in Los Angeles County, State of California, is an inconvenient forum (*forum non conveniens*) for any such action, suit, claim or cause of action.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[*Signature pages follow*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MANAGER:

DocuSigned by:
Courtney Zalewski
067F549B38B940C...

COURTNEY ZALEWSKI

Address: 802 north avenue 52
los angeles, ca 90042

SELLERS:

CANCO LLC,
a California limited liability company

By: ______________________
Name:
Title:

Address: ______________________

1201 LA BREA HOSPITALITY LLC,
a California limited liability company

By: ______________________
Name:
Title:

Address: ______________________

____
SARAH DALE DE ANGELIS

Address: ______________________

[*Signature page to Membership Interest Purchase Agreement*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MANAGER:

____
COURTNEY ZALEWSKI

Address: ________________________

SELLERS:

CANCO LLC,
a California limited liability company

DocuSigned by:
FC836712222B45D

By: ________________________
Name: David Garces
Title: Member

Address: 6725 portshead rd
Malibu ca 90265

1201 LA BREA HOSPITALITY LLC,
a California limited liability company

By: ________________________
Name:
Title:

Address: ________________________

____
SARAH DALE DE ANGELIS

Address: ________________________

[*Signature page to Membership Interest Purchase Agreement*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MANAGER:

____
COURTNEY ZALEWSKI

Address: ______________________________

SELLERS:

CANCO LLC,
a California limited liability company

By: ______________________________
Name:
Title:

Address: ______________________________

1201 LA BREA HOSPITALITY LLC,
a California limited liability company

By: ______________________________
Name:
Title:

Address: ______________________________

DocuSigned by:
Sarah Dale DeAngelis
08E0FDA68A3949A
SARAH DALE DE ANGELIS

Address: 1746 Griffith Park Blvd
Los Angeles, CA 90026

[*Signature page to Membership Interest Purchase Agreement*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FF INVESTMENTS LLC,
a California limited liability company

By: ____________________
Name:
Title:

Address: ____________________

CATENARY GROUP LLC,
a California limited liability company

DocuSigned by:
Jason Post
By: E68326756D0B4FC...
Name: Jason Post
Title: Manager

Address: 8149 Santa Monica Blvd PMB 298
Los Angeles, CA 90046

AMELIA STREET VENTURES LLC,
a California limited liability company

DocuSigned by:
Jason Post
By: E68326756D0B4FC...
Name: Jason Post
Title: Manager

Address: 8149 Santa Monica Blvd PMB 298
Los Angeles, CA 90046

____
RENEE NAHUM

Address: ____________________

[*Signature page to Membership Interest Purchase Agreement*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DocuSigned by:

FA9F0DED8FE24B2...

SEAN BLACK

Address: Sean black
1929 n Hobart
la ca 90027

Courtney Zalewski (May 3, 2022 12:28 PDT)

COURTNEY ZALEWSKI

Address: 802 North Avenue 52
Los Angeles, CA 90042

ANDREA DRUMMER

Address:

RICH BRENNER

Address:

MICHAEL SMITH

Address:

[Signature page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

____
SEAN BLACK

Address: ______________________
____
____

____
COURTNEY ZALEWSKI

Address: ______________________
____
____

____
ANDREA DRUMMER

Address: ______________________
____
____

DocuSigned by:
Richard Brenner
CF3A81FCEB134AB...
____
RICH BRENNER

Address: 6345 Costello
Van Nuys, CA 91401
____

____
MICHAEL SMITH

Address: ______________________
____
____

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEAN BLACK

Address:

COURTNEY ZALEWSKI

Address:

ANDREA DRUMMER

Address:

RICH BRENNER

Address:

DocuSigned by:



4786DE48BE114F9

MICHAEL SMITH

Address: 1732 Aviation Blvd #211
Redondo Beach, CA 90278

[*Signature page to Membership Interest Purchase Agreement*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

____
SEAN BLACK

Address: ____________________________

COURTNEY ZALEWSKI

Address:

ANDREA DRUMMER

Address:

RICH BRENNER

Address:

MICHAEL SMITH

Address:

[*Signature page to Membership Interest Purchase Agreement*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

HIGHTIMES HOLDING CORP.,
a Delaware corporation

By: Paul Henderson
Paul Henderson (May 3, 2022 17:47 PDT)
Name: Paul Henderson
Title: Chief Executive Officer

[*Signature page to Membership Interest Purchase Agreement*]

EXHIBIT A

<u>Form of Consulting Agreement</u>

(see attached)

Hightimes Holding Corp
2110 Narcissus Ct
Venice, Ca 90291

April [__], 2022

Courtney Zalewski
[ADDRESS]
[ADDRESS]

Dear Ms. Zalewski,

This letter agreement (this "**Agreement**") sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to The Mezz La Brea LLC, a California limited liability company (the "**Company**"), a wholly-owned subsidiary of Hightimes Holding Corp., a Delaware corporation ("**Hightimes**").

1. Services. The Company engages you, and you accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement. You shall provide to the Company the services listed on Schedule 1 attached hereto (the "**Services**"). The Company shall not control the manner or means by which you perform the Services, including but not limited to, the time and place you perform the Services. Unless otherwise stated on Schedule 1, you shall furnish, at your own expense, the equipment, supplies, and other materials used to perform the Services.

2. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of three months following the date hereof and shall renew thereafter for progressive one-month periods until terminated by either party on fourteen days' advance written notice to the other party (the "**Term**").

3. Fees and Expenses.

3.1. As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fee of $5,000 per month (the "**Fees**") during the Term, $2,500 of which shall be payable in cash on a monthly basis no later than the last day of calendar month in which the Services to which such Fee relates are rendered, and $2,500 of which shall be payable monthly in shares of Class A Common Stock of Hightimes, at a price per share of $11.00 share (subject to the effect of any stock splits, reverse stock splits, reclassifications, or reorganizations after the date hereof).

3.2. You acknowledge that you will receive an IRS Form 1099-MISC from the Company in respect of all Fees, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.3. You are solely responsible for any and all costs or expenses incurred by you in connection with the performance of the Services, and in no event shall the Company reimburse you for any such costs or expenses, unless previously agreed in writing by the Parties.

4. Relationship of the Parties.

4.1. You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and the Company or Hightimes for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company or Hightimes and you shall not make any agreements or representations on the Company's or Hightimes' behalf without the Company's or Hightimes', as applicable, prior written consent.

4.2. Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, or retirement benefits, or any other fringe benefits or benefit plans offered by Hightimes to its and its direct and indirect subsidiaries' employees, and neither Hightimes nor the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on your behalf. You shall be responsible for, and shall indemnify Hightimes against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors, and you shall be fully responsible for them and fully indemnify Hightimes against any claims made by or on behalf of any such employee or contractor.

5. Intellectual Property Rights.

5.1. The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to all client, customer and supplier lists, leads, marketing materials, writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, "**Work Product**"), including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively "**Intellectual Property Rights**") therein. You agree that the Work Product is hereby deemed "work made for hire" as defined in 17 U.S.C. § 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute "work made for hire," you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof.

5.2. To the extent any copyrights are assigned under Section 5.1, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" in relation to all Work Product to which the assigned copyrights apply.

5.3. Upon the request of the Company, during and after the Term, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein.

5.4. As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company ("**Company Materials**"), including all Intellectual Property Rights therein. You have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company's trademarks, service marks, trade names, logos, symbols, or brand names.

6. Confidentiality.

6.1. You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, Hightimes, and its and their affiliares, including, without limitation trade secrets, technology, and information pertaining to business operations and strategies, members, investors, suppliers, vendors, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the "**Confidential Information**"). Any Confidential Information that you develop in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2. Confidential Information shall not include information that (i) is or becomes generally available to the public other than through your breach of this Agreement; or (ii) is communicated to you by a third party that had no confidentiality obligations with respect to such information.

6.3. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to provide written notice of any such order to an authorized officer of the Company within one (1) calendar day of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.

6.4. Notice of Immunity the Defend Trade Secrets Act of 2016 ("**DTSA**"). Notwithstanding any other provision of this Agreement:

6.4.1. You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

6.4.2. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret information in the court proceeding if you (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

7. Representations and Warranties.

7.1. You represent and warrant to the Company that:

7.1.1. you have the right to enter into this Agreement, to grant the rights granted in this Agreement, and to perform fully all of your obligations in this Agreement;

7.1.2. your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

7.1.3. you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services, and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

7.1.4. you shall perform the Services in compliance with all applicable laws and regulations;

7.1.5. the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind;

7.1.6. all Work Product is and shall be your original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2. The Company represents and warrants to you that:

7.2.1. it has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder; and

7.2.2. the execution of this Agreement by its representative has been duly authorized by all necessary corporate action.

8. Indemnification.

8.1. You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from:

8.1.1. bodily injury, death of any person, or damage to real or tangible personal property resulting from your acts or omissions; and

8.1.2. your breach of any representation, warranty, or obligation under this Agreement.

8.2. Company shall defend, indemnify and hold you harmless, from and against all losses, damages, liabilities, deficiencies, actions, judgments, interests, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorney's fees) arising out of or resulting from:

8.2.1. bodily injury, death of any person, or damage to real or tangible personal property resulting from its acts or omissions; and

8.2.2. its breach of any representation, warranty, or obligation under this Agreement.

8.3. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9. Insurance. During the Term, you shall be solely responsible for the maintenance of commercially reasonable workers' compensation, commercial general liability, errors and omissions, and other forms of insurance as you deem necessary or advisable.

10. Termination.

10.1. You or the Company may terminate this Agreement at any time upon written notice to the other Party in the event of a breach by the other Party of any representation, warranty or obligation of such other Party set forth herein, which breach remains uncured for not less than ten (10) business days' following receipt by such other Party of written notice of such breach. In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Services completed, up to and including the date of such termination.

10.2. Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, you shall promptly (and in any event within three (3) calendar days after such expiration or termination):

10.2.1. deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on any of the Confidential Information;

10.2.2. permanently erase all of the Confidential Information from your computer and phone systems; and

10.2.3. certify in writing to the Company that you have complied with the requirements of this clause.

10.3. The terms and conditions of this clause and Sections 4, 5, 6, 7, 8, 10.2, 11, 12, 13, and 14 shall survive the expiration or termination of this Agreement.

11. Other Business Activities. You may be engaged or employed in any other business, trade, profession, or other activity while providing services to the Company, in which case you agree to abide by the terms of Sections 6 and 7.

12. Assignment. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company shall not assign its rights and obligations under this Agreement without prior written notice to you. Such notice shall provide you with the opportunity to terminate your obligations without further liability to either Party. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties and their respective successors and assigns.

13. Governing Law; Dispute Resolution.

13.1. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including the provision of services by you to the Company, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by California law. Any arbitral award determination shall be final and binding upon the Parties.

13.2. Arbitration shall proceed only on an individual basis. The Parties waive the right to assert, participate in, or receive money or any other relief from any class, collective, or representative proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. Notwithstanding anything to the contrary in the JAMS Comprehensive Arbitration Rules and Procedures, no arbitrator shall have jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between the Parties.

13.3. The arbitration shall be held in Los Angeles, California and the ruling of the arbitrator shall be final and binding upon all Parties to this Agreement and their Affiliates and may be enforced in any court of competent jurisdiction, including the state and federal courts seated in Los Angeles California (and any appellate court thereof). Nothing in this paragraph shall prevent any party from (i) seeking and obtaining injunctive or other equitable relief through an action in

court; (ii) joining any party as a defendant in any action brought by or against a third party; (iii) bringing an action in court to effect any attachment or garnishment; or (iv) bringing an action in court to compel arbitration as required by this Section. Because each party is giving up the right to litigate any dispute, controversy, or claim, each Party herein further confirms that it has read and understands the provisions in this paragraph, and that it has further benefited from the advice of counsel.

14. Miscellaneous.

14.1. You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

14.2. All notices, requests, consents, claims, demands, waivers, and other communications (each, a "**Notice**") shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice, and (b) the party giving the Notice has complied with the requirements of this Section.

14.3. This Agreement, together with any other documents incorporated by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

14.4. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

14.5. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.6. This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[*Signature page follows*]

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

THE MEZZ LA BREA LLC

By:________________________________
Name: Paul Henderson
Title: President

HIGHTIMES HOLDING CORP.

By:________________________________
Name: Paul Henderson
Title: Chief Executive Officer

ACCEPTED AND AGREED:

____
Courtney Zalewski

Date:

Federal Tax Id. No./Social Security No.:

SCHEDULE 1

Services

To provide general support to the Company and Hightimes in opening the West Hollywood store and consumption lounge, including, without limitation:

- [specific details to be discussed]

EXHIBIT B

Form of Convertible Note

(see attached)

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

No. CN-[NUMBER]	**Date of Issuance**
US$[PRINCIPAL AMOUNT]	**[DATE]**

FOR VALUE RECEIVED, Hightimes Holding Corp., a Delaware corporation (the "**Company**"), hereby promises to pay to the order of [HOLDER NAME] (the "**Holder**"), the principal sum of US$[PRINCIPAL AMOUNT] (the "**Principal Amount**"), together with interest thereon from the date of issuance of this convertible promissory note (this "**Note**"). Interest will begin to accrue beginning on the date hereof at a rate of 8.00% per annum, compounding monthly. Unless earlier converted into Common Stock (as defined below), the Principal Amount and accrued interest of this Note will be due and payable by the Company on [DATE][1] (the "**Maturity Date**").

1. Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. The Company shall begin making monthly payments following [DATE][2] (the "**Payment Commencement Date**"), with payments thereafter to be made no later than the 30th of each calendar month for interest accrued and unpaid until the date of such payment. On the Payment Commencement Date, any accrued and unpaid interest from the date hereof through the Payment Commencement Date shall be reamortized across the remaining term of this Note for the period from the Payment Commencement Date through the Maturity Date. For the avoidance of doubt, the Company shall not be required, but may elect in its sole discretion, to make any payment toward the Principal Amount prior to the Maturity Date.

2. Security. This Note is a general unsecured obligation of the Company.

3. Priority. This Note is subordinated in right of payment to all current and future indebtedness of the Company for borrowed money (whether or not such indebtedness is secured) to banks, commercial finance lenders or other institutions regularly engaged in the business of lending money (the "**Senior Debt**"). The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon

---

[1] Irrespective of the Closing Date of the acquisition, the Maturity Date of the note will be the 2 year anniversary of the date the Purchase Agreement is signed.

[2] To be the date that is twelve months following the date of the Purchase Agreement.

notice from the holders of such Senior Debt (the "**Senior Creditors**") to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a "**Default Notice**"), the Company will not make, and the Holder will not receive or retain, any payment under this Note. Nothing in this paragraph will preclude or prohibit the Holder from receiving and retaining any payment hereunder unless and until the Holder has received a Default Notice (which will be effective until waived in writing by the Senior Creditors) or from converting this Note or any amounts due hereunder into Common Stock.

4. Conversion. This Note will be convertible into Common Stock pursuant to the following terms.

4.1 Definitions.

(a) "**Common Stock**" means the Company's Class A Common Stock, par value US$0.0001.

(b) "**Conversion Price**" means (rounded to the nearest 1/100th of one cent) the lesser of:

(i) In the event that shares of Common Stock are not then-listed on a national securities exchange, the last price per share at which shares of Common Stock were offered to a non-affiliate in any financing transaction consummated by the Company;

(ii) In the event that the Qualified Public Listing becomes effective in connection with an offering to the public of shares of Common Stock in an aggregate amount of at least $10,000,000 consummated on a date following the date hereof, the per share purchase price of Common Stock issued in in such public offering; or

(iii) Otherwise, the closing price of the Common Stock on the applicable national securities exchange at the close of trading on the last trading day immediately prior to the date on which the conversion occurs.

(c) "**Exchange Act**" means the Securities Exchange Act of 1934, as amended.

(d) "**Lock-Up Period**" means the period commencing on the date on which a conversion occurs pursuant to Section 4.2 and expiring:

(i) With respect to the first 14.3% of Common Stock issued to Holder upon conversion (rounded down to the nearest share), the date that is six (6) months following the date on which a conversion occurs pursuant to Section 4.2;

(ii) With respect to the second 14.3% of Common Stock issued to Holder upon conversion (rounded down to the nearest share), the date that is

nine (9) months following the date on which a conversion occurs pursuant to Section 4.2;

(iii) With respect to the third 14.3% of Common Stock issued to Holder upon conversion (rounded down to the nearest share), the date that is twelve (12) months following the date on which a conversion occurs pursuant to Section 4.2;

(iv) With respect to the fourth 14.3% of Common Stock issued to Holder upon conversion (rounded down to the nearest share), the date that is fifteen (15) months following the date on which a conversion occurs pursuant to Section 4.2;

(v) With respect to the fifth 14.3% of Common Stock issued to Holder upon conversion (rounded down to the nearest share), the date that is eighteen (18) months following the date on which a conversion occurs pursuant to Section 4.2;

(vi) With respect to the sixth 14.3% of Common Stock issued to Holder upon conversion (rounded down to the nearest share), the date that is twenty-one (21) months following the date on which a conversion occurs pursuant to Section 4.2; and

(vii) With respect to all remaining Common Stock issued to Holder upon conversion, the date that is twenty-four (24) months following the date on which a conversion occurs pursuant to Section 4.2.

(e) "**Qualified Public Listing**" means the approval for trading of Common Stock on the Nasdaq Capital Market or another national securities exchange in the United States or Canada, including without limitation, the OTC Markets or the Canadian Stock Exchange.

(f) "**Securities Act**" means the Securities Act of 1933, as amended.

4.2 Automatic Conversion. The Principal Amount will automatically convert into Common Stock at the closing of trading on the first day on which a Qualified Public Listing is consummated. In the event that a Qualified Public Listing shall have occurred prior to the date hereof, the Principal Amount shall immediately and automatically convert into Common Stock upon the execution hereof. Any interest accrued but unpaid at the time of such conversion shall be waived. The number of shares of Common Stock the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding Principal Amount under this Note on a date that is no more than five (5) days prior to the closing of the date of conversion by (y) the applicable Conversion Price.

4.3 Optional Conversion. The Holder may convert the Principal Amount into Common Stock at any time prior the Maturity Date upon written notice to the Company. The number of shares of Common Stock the Company issues upon such conversion will equal the

quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding Principal Amount under this Note on a date that is no more than five (5) days prior to the closing of the date of conversion by (y) the applicable Conversion Price.

4.4 Mechanics of Conversion.

(a) Financing Agreements. The Holder acknowledges that the conversion of this Note into shares of Common Stock pursuant to Section 4.2 or 4.3 may require the Holder's execution of certain agreements relating to the purchase and sale of the shares of Common Stock, as well as registration rights, rights of first refusal and co-sale, rights of first offer, and voting rights, if any, relating to such securities (collectively, the "**Financing Agreements**"). The Holder agrees to execute all of the Financing Agreements in connection with Qualified Public Listing.

(b) Certificates. As promptly as practicable after the conversion of this Note and the issuance of the shares of Common Stock, the Company (at its expense) will issue and deliver a certificate or certificates evidencing the shares of Common Stock (if certificated) to the Holder, or if the shares of Common Stock are not certificated, will deliver a true and correct copy of the Company's share register reflecting the shares of Common Stock held by the Holder. The Company will not be required to issue or deliver the shares of Common Stock until the Holder has surrendered this Note to the Company (or provided an instrument of cancellation or affidavit of loss). The conversion of this Note pursuant to Section 4.2 may be made contingent upon the closing of the Qualified Public Listing.

5. Representations and Warranties of the Company. In connection with the transactions contemplated by this Note, the Company hereby represents and warrants to the Holder as follows:

5.1 Due Organization; Qualification and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Company.

5.2 Authorization and Enforceability. Except for the authorization and issuance of the Common Stock, all corporate action has been taken on the part of the Company and its officers, directors, and stockholders necessary for the authorization, execution, and delivery of this Note. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Note valid and enforceable in accordance with its terms.

6. Representations and Warranties of the Holder. In connection with the transactions contemplated by this Note, the Holder hereby represents and warrants to the Company as follows:

6.1 Authorization. The Holder has full power and authority (and, if an individual, the capacity) to enter into this Note and to perform all obligations required to be performed

by it hereunder. This Note, when executed and delivered by the Holder, will constitute the Holder's valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.2 Purchase Entirely for Own Account. The Holder acknowledges that this Note is made with the Holder in reliance upon the Holder's representation to the Company, which the Holder hereby confirms by executing this Note, that this Note and any Common Stock issuable upon conversion of this Note (collectively, the "**Securities**") will be acquired for investment for the Holder's own account, not as a nominee or agent (unless otherwise specified on the Holder's signature page hereto), and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, the Holder further represents that the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

6.3 Disclosure of Information; Non-Reliance. The Holder acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities. The Holder confirms that the Company has not given any guarantee or representation as to the potential success, return, effect, or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Securities. In deciding to purchase the Securities, the Holder is not relying on the advice or recommendations of the Company and has made its own independent decision that the investment in the Securities is suitable and appropriate for the Holder. The Holder understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.

6.4 Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

6.5 Restricted Securities. The Holder understands that the Securities have not been, and will not be, registered under the Securities Act or state securities laws, by reason of specific exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder's representations as expressed herein. The Holder understands that the Securities are "restricted securities" under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission ("**SEC**") and registered or qualified by state authorities,

or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company that are outside of the Holder's control, and that the Company is under no obligation, and may not be able, to satisfy.

6.6 No Public Market. The Holder understands that no public market now exists for the Securities and that the Company has made no assurances that a public market will ever exist for the Securities.

6.7 No General Solicitation. The Holder, and its officers, directors, employees, agents, stockholders, or partners have not either directly or indirectly, including through a broker or finder solicited offers for or offered or sold the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. The Holder acknowledges that neither the Company nor any other person offered to sell the Securities to it by means of any form of general solicitation or advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

6.8 Residence. If the Holder is an individual, then the Holder resides in the state or province identified in the address shown on the Holder's signature page hereto. If the Holder is a partnership, corporation, limited liability company, or other entity, then the Holder's principal place of business is located in the state or province identified in the address shown on the Holder's signature page hereto.

6.9 Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Holder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities, including (a) the legal requirements within its jurisdiction for the purchase of the Securities; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, conversion, redemption, sale, or transfer of the Securities. The Holder's subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Holder's jurisdiction. The Holder acknowledges that the Company has taken no action in foreign jurisdictions with respect to the Securities.

7. Default

7.1 Events of Default. Company shall be deemed to have materially breached its obligations and to be in default of this Note upon the occurrence of any of the below ("Events of Default"):

(a) Material breach of any provision of this Note by Company;

(b) Company fails to pay when due any amount payable under his Note;

(c) Company makes an assignment for the benefit of creditors or admits in writing or otherwise understood at Holder's discretion, Company's inability to pay Company's debts generally as they become due; or an order, judgment or decree is entered adjudicating Company bankrupt or insolvent; or any order for relief with respect to Company is entered under the Bankruptcy Code of 1978, as amended; or Company petitions or applies to any tribunal for the appointment of custodian, trustee, receiver or liquidator, or commences any proceeding relating to Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Company and either (A) Company by any act indicates Company's approval thereof, consents thereto or acquiesces therein or (B) such petition, application or proceeding is not dismissed within sixty (60) days; or

(d) The occurrence of any of the following with respect to any of Company's assets, at any time subsequent to the execution of this Note: (a) the issuance of any garnishment, attachment, levy, or any other form of execution; (b) the entry of a material adverse judgment by a court having jurisdiction; or (c) the consummation by Company of the sale of all or substantially all of the assets of Company.

7.2 Remedies Upon Event of Default.

(a) Company's Right to Cure. Company shall have THIRTY (30) days to cure any Event of Default.

(b) Default Interest Rate. Upon an Event of Default, the entire outstanding Principal, shall immediately become due and payable ("**Acceleration**") and interest shall begin to accrue at TWELVE PERCENT (12%) per annum ("**Default Interest Rate**");

(c) Attorney Fees, Remedies Not Exclusive. In the event of any Event of Default, the Company shall pay all reasonable attorneys' fees and costs incurred by Holder in enforcing its rights under the Note and the other loan documents and collecting any amounts due and payable under the Note. No right or remedy conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now and hereafter existing under applicable law.

8. Miscellaneous.

8.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; *provided*, *however*, that the Company may not assign its obligations under this Note without the written consent of the Holder. This Note is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing

herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Note.

8.2 Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute, shall be governed by, and construed in accordance with, the laws and regulations of the State of California without regard to any law or principle that otherwise would cause the application of any law(s) of any other state or jurisdiction. Any dispute among the parties which cannot be settled by mutual agreement shall be subject to final and binding arbitration before a retired judge in accordance with the JAMS dispute resolution system located in Los Angeles, California. The losing party in any such arbitration shall bear 100% of the costs of such arbitration. The decision of the arbitrator shall be final and binding on the parties hereto and may be enforced by the prevailing party in any state (but not federal) court of competent subject matter jurisdiction located in Los Angeles County, State of California. Each party consents to the venue, and the personal jurisdiction over such Party, of such state courts located in Los Angeles County, State of California, in (or with respect to) any such action, suit, claim, or cause of action. Further, each party waives any and all arguments, motions, and other objections that any state court located in Los Angeles County, State of California, is an inconvenient forum (forum non conveniens) for any such action, suit, claim or cause of action

8.3 Counterparts. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.*, www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.4 Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

8.5 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 8.5).

8.6 No Finder's Fee. Each party represents that it neither is nor will be obligated to pay any finder's fee, broker's fee, or commission in connection with the transactions contemplated by this Note. The Holder agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of the transactions contemplated by this Note (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers,

employees or representatives is responsible. The Company agrees to indemnify and hold the Holder harmless from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of the transactions contemplated by this Note (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7 Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of this Note.

8.8 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

8.9 Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Note may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section 8.9 will be binding upon each future holder of this Note and the Company.

8.10 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of the Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

8.11 Transfer Restrictions.

(a) "Market Stand-Off" Agreement. The Holder hereby agrees that it will not, without the prior written consent of the managing underwriter or the Company, during the Lock-Up Period: (A) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired); or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 8.11(a) will: (x) apply only to the IPO and will not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement; (y) not apply to the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer will not involve a disposition for value; and (z) be applicable to the Holder only if all officers and directors of the Company are subject to the same restrictions and the Company uses

commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 5% of the outstanding Common Stock. Notwithstanding anything herein to the contrary (including, for the avoidance of doubt, Section 8.1), the underwriters in connection with the IPO are intended third-party beneficiaries of this Section 8.11(a) and will have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this Section 8.11(a) or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Holder's registrable securities of the Company (and the Company shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Holder agrees that a legend reading substantially as follows will be placed on all certificates representing all of the Holder's registrable securities of the Company (and the Company shares or securities of every other person subject to the restriction contained in this Section 8.11(a)):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD BEGINNING ON THE EFFECTIVE DATE OF THE COMPANY'S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY'S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

(b) Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth in this Note, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to make the representations and warranties set out in Section 6 and the undertaking set out in Section 8.11(a) and:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in connection with such registration statement; or

(ii) the Holder has (A) notified the Company of the proposed disposition; (B) furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; and (C) if requested by the Company, furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration under the Securities Act.

The Holder agrees not to make any disposition of any of the Securities to the Company's competitors, as determined in good faith by the Company.

(c) Legends. The Holder understands and acknowledges that the Securities may bear the following legend:

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT.

8.12 Exculpation among Noteholders. The Holder acknowledges that it is not relying upon any person, firm, corporation, or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company.

8.13 Acknowledgment. For the avoidance of doubt, it is acknowledged that the Holder will be entitled to the benefit of all adjustments in the number of shares of the Company's capital stock as a result of any splits, recapitalizations, combinations, or other similar transactions affecting the Company's capital stock underlying the Conversion Shares that occur prior to the conversion of this Note.

8.14 Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

8.15 Limitation on Interest. In no event will any interest charged, collected, or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

8.16 Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

8.17 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL

NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[*Signature page follows*]

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

HIGHTIMES HOLDING CORP.

By:________________________________
Name: Paul Henderson
Title: Chief Executive Officer

Address: 2110 Narcissus Court
Venice, CA 90291
Email: paul@hightimes.com

Agreed to and accepted:

IF AN *INDIVIDUAL*:

____
Name:

Address:

Email :

IF AN *ENTITY*:

[PARTY NAME]

By:___________________________
Title:
Name:

Address:

Email:

EXHIBIT C

Form of Lock-Up Agreement

(see attached)

LOCK-UP AGREEMENT

THIS AGREEMENT is made as of [________], 2022 (the "**Effective Date**"), between and among [________] ("**Stockholder**"), and HIGHTIMES HOLDING CORP., a Delaware corporation (the "**Company**"). Stockholder and the Company are hereinafter sometimes individually referred to as a "**Party**" and collectively, the "**Parties**."

RECITALS:

WHEREAS, in connection with that certain Membership Interest Purchase Agreement, dated April 8, 2022 (the "**Purchase Agreement**") among the Company, as Buyer, and Courtney Zalewski and Sean Black, as representative of the selling members (the "**Seller Representatives**"), the Company has agreed to issue to Stockholder consideration consisting in part of up to [______] shares (the "**Subject Shares**") of the Company's Class A common stock, par value $0.0001 per share ("**Hightimes Common Stock**"; and

WHEREAS, the Seller Representatives have agreed to cause Stockholder to have the Subject Shares locked up and restricted on Transfer (hereinafter defined) for a period of time following the Initial Trading Date (hereinafter defined);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1. Stockholder hereby agrees that it will not, except as otherwise provided for in Section 2 below, during the applicable Lock-up Period (defined below), directly or indirectly;

    a. sell, offer, contract, or grant any option or right to sell, pledge, transfer, or otherwise dispose of Subject Shares, whether owned of record or beneficially;

    b. enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Subject Shares, whether any such swap or other agreement or transaction is to be settled by delivery of Subject Shares, in cash or otherwise; or

    c. publicly announce an intention to do any of the foregoing (collectively a "**Transfer**").

2. For purposes of this agreement:

    "**Initial Trading Date**" means the first date that Hightimes Common Stock commences trading on the OTCQX Market or any other securities exchange.

    "**Lock-up Period**" means the period commencing on the Initial Trading Date and expiring:

    a. With respect to the first 14.3% of Subject Shares (rounded down to the nearest share), the date that is six (6) months following the Initial Trading Date;

b. With respect to the second 14.3% of Subject Shares (rounded down to the nearest share), the date that is nine (9) months following the Initial Trading Date;

c. With respect to the third 14.3% of Subject Shares (rounded down to the nearest share), the date that is twelve (12) months following the Initial Trading Date;

d. With respect to the fourth 14.3% of Subject Shares (rounded down to the nearest share), the date that is fifteen (15) months following the Initial Trading Date;

e. With respect to the fifth 14.3% of Subject Shares (rounded down to the nearest share), the date that is eighteen (18) months following the Initial Trading Date;

f. With respect to the sixth 14.3% of Subject Shares (rounded down to the nearest share), the date that is twenty-one (21) months following the Initial Trading Date; and

g. With respect to all remaining Subject Shares, the date that is twenty-four (24) months following the Initial Trading Date.

3. Notwithstanding the restrictions on Transfers of Subject Shares described above, the undersigned may undertake any of the following Transfers of Subject Shares during the applicable Lock-up Period:

   a. by way of pledge or security interest, provided that the pledgee or beneficiary of the security interest agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

   b. a Transfer to any Affiliate of a Stockholder; provided, that as a condition to any such Transfer, the Affiliate shall agree in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

   c. a Transfer in a private placement of the Subject Shares (not into the market) to any person, corporations, partnerships, limited liability companies or other entities (each a "Private Transferee"), so long as such Private Transferee agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

   d. any transfer of Subject Shares pursuant to a bona fide third party take-over bid, merger, plan of arrangement or other similar transaction made to all holders of such Subject Shares, involving a change of control of Hightimes, provided that in the event that the take-over bid, merger, plan of arrangement or other such transaction is not completed, the Subject Shares owned by the undersigned shall remain subject to the restrictions contained in this agreement.

4. Each Stockholder hereby represents and warrants that it has full power and authority to enter into this agreement and that, upon request, it will execute any additional documents necessary or desirable in connection with the enforcement hereof.

5. This agreement is irrevocable and will be binding on each Stockholder and its successors, assigns, provided however that the Stockholders shall not assign this agreement without the prior written consent of Hightimes.

6. This agreement shall be governed and construed in accordance with the laws of the State of California applicable therein. All matters relating hereto shall be submitted to the state (but not federal) court of appropriate jurisdiction in the County of Los Angeles, State of California, for the purpose of this agreement and for all related proceedings.

7. This agreement will terminate on the close of trading of Hightimes Common Stock on the date that the last Lock-up Period expires.

8. This agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

[*Signature page follows*]

IN WITNESS WHEREOF, this Lock-Up Agreement has been duly executed by the parties set forth below as of the Effective Date.

HIGHTIMES HOLDING CORP.

By:_______________________________
Name: Paul Henderson
Title: Chief Executive Officer

STOCKHOLDER:

[____________]

By:_______________________________
Name: [____________]
Title: [____________]

EXHIBIT D

<u>Form of Assignment</u>

(see attached)

Assignment and Assumption of Membership Interests

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "**Agreement**") is entered into as of the [___] day of [___], 2022 (the "**Effective Date**"), by and between [INSERT SELLER NAME], a[n] [individual resident of the State of California][California [limited liability company][corporation]] ("**Assignor**"), and Hightimes Holding Corp., a Delaware corporation ("**Assignee**").

WHEREAS, Assignor is the owner of a membership interest representing [___]% of the issued and outstanding membership interests (the "**Assigned Interest**") in The Mezz La Brea LLC, a California limited liability company (the "**Company**"); and

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of April 8, 2022 (the "**Purchase Agreement**"), by and among Assignee, as Buyer, and Courtney Zalewski and Sean Black, as representative of the members of the Company (the "**Seller Representatives**"), [the Seller Representatives, on behalf of Assignor and pursuant to Section 8.5 of the Operating Agreement of the Company, have][Assignor has] agreed to cause Assignor to sell, convey, transfer, assign, and deliver to Assignee, and Assignee has agreed to purchase from Assignor and assume and accept the liabilities associated with, the Assigned Interest, in each case subject to the terms and conditions of the Purchase Agreement; and

WHEREAS, Assignor desires to assign, transfer, and sell to Assignee the Assigned Interest, together with all other interest of Assignor in and to the Company, constituting 100% of Assignors interest in and to the Company.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby sells, conveys, transfers, assigns, and delivers to Assignee all of the Assignor's right, title, and interest in and to the Assigned Interest, and Assignee hereby agrees to such sale, conveyance, transfer, assignment, and delivery and accepts the Assigned Interest.

2. Assumption. Assignee hereby assumes and agrees to pay, perform, pay, and discharge when due any and all liabilities based upon, arising out of or in connection with, or related in any manner to, the Assigned Interests as contemplated by the Purchase Agreement.

3. Substitution as Member. From and after the Effective Date, Assignee shall be substituted for Assignor as a member of the Company with respect to the Assigned Interests and shall become the sole member of the Company, and Assignor shall cease to be a member of the Company and shall cease to have or exercise any right or power as a member thereof or with respect to the Assigned Interests. Notwithstanding anything in the Company's organizational documents to the contrary, the consummation of the transactions contemplated by this Agreement shall not cause the dissolution of the Company, and the Company's business shall continue from and after the Effective Date.

4. Purchase Agreement. This Agreement is subject to, in all respects, the terms and

conditions of the Purchase Agreement, and nothing contained in this Agreement is meant to enlarge, diminish, or otherwise alter the terms and conditions of the Purchase Agreement or the Parties' respective rights, duties, liabilities and obligations contained therein. To the extent there is a conflict between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control. Assignor acknowledges and agrees that it shall be subject to the indemnification provisions of the Purchase Agreement set forth in Article VIII thereof.

5. Further Assurances. From time to time after the Effective Date, at either party's written request and without further consideration, the other party shall execute and deliver to such party such other instruments of sale, transfer, conveyance, assignment, and confirmation and provide such materials and information and take such other actions as such party may reasonably request in writing in order to consummate the transactions contemplated by this Agreement.

6. Amendments and Modifications. This Agreement may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

7. Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment without such consent shall be null and void *ab initio*.

8. Governing Law.

a. This Agreement shall be governed by, and construed in accordance with, the laws and regulations of the State of California without regard to any law or principle that otherwise would cause the application of any law(s) of any other state or jurisdiction. Any dispute among the parties which cannot be settled by mutual agreement shall be subject to final and binding arbitration before a retired judge in accordance with the JAMS dispute resolution system located in Los Angeles, California. The losing party in any such arbitration shall bear 100% of the costs of such arbitration. The decision of the arbitrator shall be final and binding on the parties hereto and may be enforced by the prevailing party in any court of competent subject matter jurisdiction located in Los Angeles County, State of California. Each party consents to the venue, and the personal jurisdiction over such Party, of such court located in Los Angeles County, State of California, in (or with respect to) any such action, suit, claim, or cause of action. Further, each party waives any and all arguments, motions, and other objections that any court located in Los Angeles County, State of California, is an inconvenient forum (forum non conveniens) for any such action, suit, claim or cause of action.

b. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN

CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9. Counterparts. This Agreement may be executed in several counterparts (including facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

12. Defined Terms. Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

12. Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a "deed," "bill of sale" or an "assignment" of the Assigned Interests.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ASSIGNOR:

IF AN *ENTITY*:

[PARTY NAME]

By:______________________________
Name:
Title:

Address:

Email:

IF AN *INDIVIDUAL*:

____
Name:

Address:

Email:

ASSIGNEE:

HIGHTIMES HOLDING CORP.

By:______________________________
Name: Paul Henderson
Title: Chief Executive Officer

Address: 2110 Narcissus Court
Venice, CA 90291
Email: paul@hightimes.com

EXHIBIT E

Form of Management Services Agreement

(see attached)

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT ("**Agreement**") is effective May [___], 2022 (the "**Effective Date**"), by and between Hightimes Holding Corp., a Delaware corporation, and its affiliates, subsidiaries, divisions, successors, and assigns ("**Management Service Provider**"), and The Mezz La Brea LLC, a California limited liability company ("**Company**"). Hereafter, Management Service Provider and Company may each be referred to as a "**Party**" and together as the "**Parties**."

RECITALS

WHEREAS, Company owns a license to operate a cannabis consumption lounge in West Hollywood, California pursuant to a Commercial Cannabis License from the City of West Hollywood ("**Local License**") and a cannabis Adult-Use and Medicinal License issued by the State of California ("**State License**"); and

WHEREAS, the Company desires to retain Management Service Provider to provide certain management services to the Company, and Management Service Provider is willing to provide such management services to the Company, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other consideration, the adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. **Definitions.** In addition to the terms defined above, the following terms will have the following meanings when used in this Agreement:

    1.1. "**Cannabis Goods**" has the meaning ascribed thereto by the State Regulations.

    1.2. "**State Regulations**" means *3 CCR Division 8 (CDFA Regulations), 16 CCR Division 42 (BCC Regulations), 17 CCR Division 1 (MCSB Regulations)*, as may be amended from time to time.

    1.3. "**Proprietary and Confidential Information**" means all information known or intended to be known only to the disclosing Party, its subsidiaries, and its affiliates, and their employees, including any document, record, financial, or other information of the disclosing Party, or others in a confidential relationship with the disclosing Party, and further relates to specific business matters such as the disclosing Party's financial information, identity of customers and patients, policies and procedures, fee structures, trade secrets, proprietary know-how, account information, and other information relating to other business of the disclosing Party, its subsidiaries and affiliates, and their employees. Proprietary and Confidential Information does not include information readily accessible in the public domain by no fault of the non-disclosing Party.

    1.4. "**Term**" means the period beginning with the Effective Date and ending as specified in Section 6 of this Agreement.

    All other terms will be construed according to their ordinary and common meaning unless otherwise specified or unless otherwise required by the context of this Agreement.

2. **<u>Retention of Management; Management's Responsibilities</u>.** The Company hereby retains Management Service Provider, and Management Service Provider hereby agrees, to provide to the Company certain management and administrative support services. Management Service Provider will have the sole and exclusive responsibility for the execution of the following management and administration functions (the "**Services**") which include, without limitation, the following:

2.1 Recruiting, hiring, investigating, paying, supervising, disciplining, terminating, and providing other human resources functions, employees to perform the type of work desired by Company, including, but not limited to, all associates, leads, supervisors, managers, and directors, ("**Assigned Employees**") under the Company's supervision where the Company shall have the right to approve job standards and wage rates and to approve or disapprove any Assigned Employees hired by the Management Service Provider;

2.2 Payroll processing services including paying the Assigned Employees' wages and provide them with the benefits that Management Service Provider offers to them and paying, withholding, and transmitting payroll taxes, providing unemployment insurance and workers' compensation benefits, and handling unemployment and workers' compensation claims involving Assigned Employees;

2.3 Requiring Assigned Employees to sign agreements acknowledging that they are not entitled to holidays, vacations, disability benefits, insurance, pensions, or retirement plans, or any other benefits offered or provided by Company;

2.4 Requiring Assigned Employees to sign confidentiality agreements before they begin their assignments at Company;

2.5 Taking any action that may be necessary to comply promptly with any and all orders, notices, or requirements affecting the Company issued by any federal, state, county, or municipal authority, and insurers; *provided*, *however*, that Management Service Provider shall not take any action as long as the Company is contesting or has affirmed its intention to contest any such order, notice, or requirement;

2.6 Entering into contracts for necessary services, including water, electricity, gas, telephone, vermin extermination, and other necessary services;

2.7 Contracting with manufacturers and distributors for all merchandise and other non-Cannabis Goods to be sold or used at the Premises, as permitted by the State Regulations.

2.8 Placing orders for any equipment, tools, appliances, materials, and office supplies that are necessary to properly maintain the Company's operations;

2.9 Contracting for and overseeing capital improvements to the Premises in accordance with the lease for the Premises and all applicable building codes;

2.10 Contracting for and overseeing all security personnel for the Premises at a minimum as required by local law and the State Regulations;

2.11 Assisting with obtaining and maintaining all forms of insurance needed to adequately protect the Company, its Members, Directors, Officers, employees, as their respective interests may appear (or as required by law), including workers' compensation insurance, liability insurance, fire and extended coverage insurance, and burglary and theft insurance;

2.12 Administering all accounts payable and accounts receivable, using reasonable commercial efforts to ensuring timely collection of all amounts due and timely payment of all amounts due, provided Company makes sufficient funds available therefor;

2.13 Causing the expenses and debts of the Company to be paid, including, but not limited to, rent, advertising, vehicle related expenses, banking charges, licensing fees, taxes, consulting and professional fees, repairs and improvements, and waste management fees;

2.14 Working in conjunction with an accountant, prepare for execution and filing by the Company of all forms, reports, exemption requests, and returns required by law in connection with unemployment insurance, workers' compensation insurance, disability benefits, Social Security, franchise tax, income tax, and other similar taxes now in effect or hereafter imposed;

2.15 Reviewing and maintaining Company comprehensive system of books and records, including books of account and financial records, and contracting for annual audits thereof in accordance with United States Generally Accepted Accounting Principles (GAAP);

2.16 Creating, reviewing, overseeing, and administering all capital, operating, and cash flow projections, and budgets;

2.17 Establishing and maintaining, in a bank, savings and loan, or credit union located in this State, accounts for the deposit and disbursement of the monies of the Company;

2.18 On behalf of Company, creating, contracting for, and administering all marketing, advertising, packaging, and labeling for Company; and

2.19 Such other management and administrative services which the parties shall mutually determine are necessary for the efficient operation of the Company's business and affairs. The Parties agree that the Services shall be provided by the Assigned Employees of Service Provider listed on **EXHIBIT A** hereto, or third-party providers hired by Service Provider.

3. **Relationship of the Parties.** This Agreement is not one of agency between Management Service Provider and the Company, but one in which Management Service Provider is engaged to provide management oversight and administration support services as an independent contractor. All employment arrangements are therefore solely Management Service Provider's concern, and the Company shall not have any liability with respect thereto except as otherwise expressly set forth herein.

4. **Company's Responsibilities.** Company will have the following responsibilities:

4.1. Ensuring that all of its directors, officers, employees, agents, and contractors are aware of Management Service Provider's authority and responsibilities as articulated in this Agreement and that such persons comply with comply with the directions of the Management Service Provider in accordance with this Agreement.

4.2. Ensuring that all of its directors, officers, employees, agents, and contractors who may have some responsibility under or authority on behalf of Company take any and all actions necessary to maintain Company, its licenses, permits, registrations, and other entitlements in good standing and to cause Company to comply with all laws and regulations regarding commercial cannabis businesses under State and local law.

5. **Compensation and Reports.**

5.1. Compensation. As consideration for the performance of the Services, the Management Service Provider shall receive all income from the operations and be responsible for paying all expenses incurred, including, but not limited to the following (collectively, the "**Expenses**"):

5.1.1. Rent;
5.1.2. Utilities;
5.1.3. Security;
5.1.4. State and local licensing fees;
5.1.5. State and local taxes;
5.1.6. Cost of goods;
5.1.7. Insurance, including but not limited to worker's compensation insurance and liability insurance;
5.1.8. Maintenance and cleaning costs;
5.1.9. All actual costs associated with payroll and payroll processing including, but not limited to health and welfare benefits and coverage, monthly base salary, associated employer payroll taxes and matching 401(k) contributions;
5.1.10. Advertising, promotion, and marketing expenses;
5.1.11. Bank service charges;
5.1.12. Dues and subscriptions;
5.1.13. GPS permit fees;
5.1.14. Interest expenses;
5.1.15. Late fees or penalties;
5.1.16. Office supplies;
5.1.17. Postage and shipping;
5.1.18. Professional fees, including but not limited to accounting, legal and consulting fees;
5.1.19. Internet and telephone charges;
5.1.20. Business software; and
5.1.21. Other miscellaneous office expenses directly arising from the operation of the business.

If, after payment of Expenses, there is any income, said income shall be paid to Management Service Provider. If, after payment of Expenses, there is a loss, said losses shall be paid by the Management Service Provider.

5.2. Monthly Reports. Within thirty (30) days after the end of each month, Management Service Provider shall furnish the Company with a statement showing operating costs and management fees and expenses, and the total payments made by the Management Service Provider with respect thereto during the previous month ("**Monthly Statement**"). Unless the Company raises any objections to Management Service Provider's Monthly Statement within five (5) days after receipt of the same, such statement shall conclusively be deemed correct and the Company shall have no right thereafter to dispute such statement or any item therein or the computation. If the Company does object to such Monthly Statement, then Management Service Provider shall provide the Company with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes. Any objection of the Company to Management Service Provider's Monthly Statement and resolution of any dispute shall not postpone the time for payment of any amounts due to the Management Service Provider from the Company, nor shall any failure

of the Management Service Provider to deliver Monthly Statement in a timely manner relieve the Company from its obligation to pay any amounts due to the Management Service Provider based on Monthly Statement.

6. **Term.** This Agreement will commence on the Effective Date and shall continue until the Bureau of Cannabis Control informs Management Service Provider that the Management Service Provider's request for a change of ownership reflecting Management Service Provider as the Owner of Company has been processed ("**Change of Ownership**"). Upon the Change of Ownership, this Agreement will terminate.

7. **Representations, Warranties, and Covenants.**

7.1. Company hereby represents and warrants as of the Effective Date and for all times during the Term:

7.1.1. Company will operate in compliance with *Division 10 of the California Business and Professions Code*, the State Regulations, and all other California and local laws governing businesses regulated by *Division 10 of the California Business and Professions Code*; and

7.1.2. Company is a limited liability company and will remain as such, duly organized, validly existing, and in good standing under California law.

7.2. Management Service Provider hereby represents and warrants as of the Effective Date and for all times during the Term:

7.2.1. Management Service Provider will operate in compliance with *Division 10 of the California Business and Professions Code*, the State Regulations, and all other California and local laws governing businesses regulated by *Division 10 of the California Business and Professions Code*;

7.2.2. Management Service Provider is a limited liability company and will remain as such, duly organized, validly existing, and in good standing under California law; and

7.2.3. Any professionals employed by Management Service Provider to render services are and will remain duly licensed, certified, and/or registered, as applicable, to render the services for which such professionals have been employed or engaged.

8. **Disclaimer of Further Warranties.**

8.1. THE PARTIES MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUME NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE BUSINESS ACTIVITIES UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY STATED HEREIN.

8.2. The Parties hereby acknowledge and agree that (i) they are sophisticated business entities that have entered into this Agreement for the limited purposes set forth in this Agreement and that the rights and obligations of the Parties are contractual in nature; and (ii) they have not made any warranties or guarantees of any nature with respect to the economic,

financial, or other results that may be obtained or experienced by one another.

9. **Indemnification.**

9.1. Exculpation of Management Service Provider. Neither Management Service Provider nor its officers, directors, agents and employees shall be liable to the Company for any claims, actions, losses, damages, liabilities, causes of action, fines, costs and expenses (including reasonable investigation costs and reasonable attorneys', experts' and consultants' fees) ("**Losses**") suffered or incurred by the Company, directly or indirectly, in connection with the performance of the Services, except to the extent such Losses are caused by willful misconduct or gross negligence of the Management Service Provider. No party hereto shall be liable to the other party for, and the term Losses shall not include, any lost profits, lost sales, business interruption, decline in value, lost business opportunities, or consequential, incidental, punitive or exemplary damages; provided, however, that this waiver shall not limit a party's right to indemnification for liabilities incurred by such party to a third party (other than the members of the Management Service Provider) claiming such items as damages.-

9.2. Company's Indemnification of Management Service Provider. The Company shall indemnify, defend and hold harmless the Management Service Provider and its affiliates, directors, officers, members, managers, agents, and employees (the "**Management Service Provider Indemnified Parties**") from and against all Losses arising from the claims of any third party to the extent such claims arise directly or indirectly out of the Management Service Provider's performance of the Services, including any Losses arising out of or otherwise related to the Management Service Provider's employment of the Assigned Employees and the furnishing of such Assigned Employees to the Company; provided, however, the Company shall not be responsible for indemnifying or defending any of the Management Service Provider Indemnified Parties or otherwise be liable to any of the Management Service Provider Indemnified Parties with respect to any Losses arising from Management Service Provider's willful misconduct or gross negligence.

9.3. Management Service Provider's Indemnification of Company. The Management Service Provider shall indemnify, defend and hold harmless the Company, its members and employees and directors, officers and agents of the members (the "**Company Indemnified Parties**") from and against all Losses resulting directly or indirectly from any act or omission by the Management Service Provider that constitutes willful misconduct or gross negligence; provided, however, the Management Service Provider shall not be responsible for indemnifying or defending any of the Company Indemnified Parties or otherwise be liable to any of the Company Indemnified Parties with respect to any Losses for which the Company is obligated to indemnify the Service Provider as provided in Section 9.2.

9.4. Special Indemnification Provisions. The indemnification obligations of the Company under Section 9.2 and the Management Service Provider under Section 9.3 shall in each case be conditioned upon (a) prompt notice from the other party hereto after such Person learns of any claim or basis therefor which is covered by such indemnity (except to the extent that the failure to provide prompt notice does not prejudice the indemnifying party), (b) such party's not taking any steps which would bar the Company or the Management Service Provider, as the case may be, from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question and (c) such party's taking of all reasonably necessary steps which if not taken would result in the Company or the Management Service Provider, as the case may be, being barred from obtaining recovery

under applicable insurance policies or would prejudice the defense of the claim in question.

10. **Confidentiality.** As used in this Agreement, Confidential Information means information, including, without limitation, information (a) identified by the disclosing Party as confidential, or (b) is reasonably understood by the receiving Party to be confidential, and includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to a Party's business processes, owners, financial interest holders, controlling persons, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, work-in-process, databases, manuals, records, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, marketing information, pricing information, design information, payroll information, personnel information, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, formulae, product plans, designs, styles, models, ideas, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, buyer lists, Intellectual Property, improvements to the Intellectual Property and both the existence and the terms of this Agreement. A Party's Confidential Information expressly includes, without limitation, the Standards and recipes for the Products, which is proprietary to and a trade secret of the Company.

10.1. Access to Confidential Information. The Parties agree and acknowledge that as a result of this Agreement, each party will receive and have access to information, including, without limitation, information regarding information (a) identified by the disclosing Party as confidential, or (b) is reasonably understood by the receiving Party to be confidential, and includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to a Party's business processes, owners, financial interest holders, controlling persons, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, work-in-process, databases, manuals, records, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, marketing information, pricing information, design information, payroll information, personnel information, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, formulae, product plans, designs, styles, models, ideas, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, buyer lists, Intellectual Property, Improvements and both the existence and the terms of this Agreement. Each Party's Confidential Information expressly includes, without limitation, the Recipes, which is proprietary to and a trade secret of the Party and which is governed by this Section, all of which will be considered "**Confidential Information**." Each Party covenants and warrants to the other Party that it will not disclose or divulge Confidential Information except to the extent: (i) required by law, (ii) to protect its interests in any dispute or litigation, (iii) necessary to perform its obligations under this Agreement, or (iv) if such information becomes publicly available without breach of this Section. The Parties' obligations under this Section will survive any termination or expiration of this Agreement. Management Service Provider shall, and shall cause its officers, directors, managers, principals, members, employees (including the Assigned Employees), agents and representatives (collectively, "**Representatives**") to comply with these confidentiality provisions.

10.2. Injunctive Relief. The Parties hereby acknowledge that breach of the covenants contained in this Section will cause irreparable harm to the non-breaching party. Notwithstanding any other provision of this Agreement, a party may enforce the above-described covenants and warranties by injunction, both preliminary and permanent, it being agreed that the posting of an injunction bond of no less than $5,000.00 to indemnify the other party against costs or damages which might be incurred by virtue of any temporary injunction. Nothing herein will be construed as prohibiting a Party from pursuing any other legal or equitable remedy available due to the breach of the provisions of this Section. The failure by either Party to adhere to any of the terms of this Section will be a material breach of this Agreement.

11. **Miscellaneous Provisions.**

11.1. Survival. The terms and conditions stated in Section 4, 5, 6, 7, 8, 9, 10, 11, and 12 shall survive the termination of this Agreement.

11.2. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile and portable document format (.pdf) delivery, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Parties agree and acknowledge that delivery of a signature by facsimile or in .pdf form shall constitute execution by such signatory.

11.3. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, and such invalid, illegal or unenforceable provision shall be interpreted so as to give the maximum effect of such provision allowable by law.

11.4. Additional Documents. Each of the Parties hereto agree to execute any document or documents that may be requested from time to time by the other Party to implement or complete such Party's obligations pursuant to this Agreement and to otherwise cooperate fully with such other Party in connection with the performance of such Party's obligations under this Agreement.

11.5. Notices. All notices required or permitted by this Agreement or by law will be in writing and deemed duly served, delivered, and received when personally delivered to the Party to whom directed or, instead, three (3) days after deposit in the U.S. mail, certified or registered, return receipt requested, first-class postage prepaid, addressed as indicated below. Delivery by electronic mail as indicated below will constitute personal delivery if receipt of delivery is capable of confirmation. Either Party may change this address by giving written notice of the change to the other Party as provided herein.

As to Company:

The Mezz La Brea LLC
1209 N. La Brea Ave.
West Hollywood, CA 90038
Attention: Paul Henderson
Email: paul@hightimes.com

As to Management Service Provider:

Hightimes Holding Corp.
2110 Narcissus Court
Venice, CA 90291
Attention: Paul Henderson
Email: paul@hightimes.com

11.6. Waiver. The failure of either Party at any time to enforce any of the provisions of this Agreement will not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement, any provisions hereof, or the right of either Party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement will be effective unless set forth in a written instrument executed by the waiving Party; and no waiver of any such breach will be construed or deemed to be a waiver of any other or subsequent breach except as otherwise noted therein. Failure of either Party to require the performance of any term in this Agreement will not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

11.7. Relevant Laws. Company operates a cannabis business in the State of California. The parties hereby acknowledge that they understand:

11.7.1. *Federal Law.* The sale of cannabis, which is considered a Schedule I narcotic pursuant to *21 U.S.C. § 811, et seq.,* short titled the Controlled Substance Act and all applicable regulations promulgated thereunder, is prohibited by Federal law.

11.7.2. *State Law.* Recreational and medicinal cannabis has been legalized in the State of California since January 1, 2018, pursuant to the passage of Proposition 64 and adoption of the Medicinal and Adult-Use Cannabis Regulation and Safety Act.

11.7.3. *Tax Liability.* As cannabis is a Schedule I narcotic, pursuant to 26 U.S. Code §280E, cannabis businesses cannot take any deduction or credit for any amount paid or incurred during the taxable year.

11.7.4. *Forfeiture.* The Federal government could begin forfeiture, civil, or criminal proceedings against any cannabis business, its owners, officers, directors, agents, affiliates, and/or investors.

11.8. Entire Agreement. This Agreement, including exhibits and appendices, constitutes the entire agreement and understanding between the Parties and cancels, terminates, and supersedes any prior agreement or understandings, written or oral, relating to the subject matter hereof. There are no representations, promises, agreements, warranties, covenants, or understandings other than those contained herein.

11.9. Modification. No modification of or amendment to this Agreement will be effective unless in a writing signed by the Parties.

11.10. Force Majeure. A Party will not be deemed to be in default of this Agreement or to have committed a breach if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, acts of god, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials, or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the Parties agree to negotiate in good faith with the goal of preserving this

Agreement and the respective rights and obligations of the Parties hereunder to the extent reasonably practicable. Lack of financial resources, insolvency, or commercial impracticability will be deemed within a Party's reasonable control.

11.11. Construction, Choice of Law, and Venue Selection. The headings and/or captions used in connection with this Agreement are for reference purposes only and will not be construed as part of this Agreement. This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to the principles regarding conflict of laws, and as though drafted equally by the Parties and their attorneys. The provisions of federal law will have no bearing or effect on the construction of this Agreement except as required by the United States Constitution. The Parties agree that any action or proceeding to enforce or relating to this Agreement will be brought exclusively in the state courts located in the County of Los Angeles, State of California. The Parties hereto consent to the exercise of personal jurisdiction by the state courts of the State of California.

11.12. References; Headings; Interpretation. All references in this Agreement to Exhibits, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection" and words of similar import refer only to the Article, Section, or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

11.13. Independent Contractor. Nothing herein will be construed to create any relationship of employer and employee or agent and principal, or to create a partnership or joint venture between the Parties. The Parties will be considered independent contractors of one another.

11.14. Non-Assignment and Non-Transferability. Neither Party may, without written approval of the other Party, assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party. Any assignment or transfer made without such prior written approval will be null and void. For purposes of this Agreement, an assignment will include a change in the majority ownership or control of a Party. Further, the assets of Company are not capable of being sold, assigned, transferred, or conveyed without the approval, consent or waiver of Management Service Provider and such sale, assignment, transfer or conveyance shall constitute breach of this Agreement.

11.15. Severability. Although the restrictions contained in this Agreement are considered by the Parties to be reasonable for the purpose of contractual obligations, if any such restriction is found by a court of competent jurisdiction to be unenforceable, such provision will be modified, rewritten, or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten, or interpreted to be enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as

if such provision were not included.

11.16. Attorney's Fees. In any action or proceeding founded on the terms of this Agreement, the prevailing party will be entitled to its legal costs and reasonable attorney's fees.

11.17. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other persons any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein.

11.18. No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

[*Signature page follows*]

IN WITNESS WHEREOF, the Parties have each executed this Agreement to be effective as of the Effective Date.

MANAGEMENT SERVICE PROVIDER

HIGHTIMES HOLDING CORP.

By: ___________________________________
Name: Paul Henderson
Title: Chief Executive Officer

COMPANY

THE MEZZ LA BREA LLC

By:___________________________________
Name: Courtney Zalewski
Title: Manager

EXHIBIT A

Assigned Employees

Name	Role